Exhibit 3.1(i)

October 1, 2015

ARRESTAGE INTERNATIONAL, INC.

BOARD RESOLUTION: AUTHORIZATION OF PREFERRED SHARE CLASS FOR POTENTIAL FUTURE ISSUANCE.

Pursuant to a duly made and seconded motion, pursuant to a special meeting (as defined in the by-laws), a majority of the Board of Directors of Arrestage International, Inc. (hereinafter referred to as “Corporation”) voted in favor of the following resolution:

RESOLVED, the Board of Directors of Arrestage International, Inc., does hereby accept that, and Mr. Gary Croft as CEO, is hereby authorizes, to be shelved in the general company treasury, of Arrestage International, Inc. shares, the amount of FIVE MILLION (“5,000,000”) preferred shares for potential issuance at a later date. Mr. Croft is further, hereby authorized to recommend issuance of such shares, subject to Board approval, in order to remunerate stakeholders, contractors, or employee benefit plans in the future.

RESOLVED, such Authorization will begin immediately, and such shares will be part of the Arrestage stock treasury.

FURTHER RESOLVED, the undersigned Board Members, agree that the above is a true and a correct copy of a resolution duly adopted at a special meeting of the directors thereof, convened and held in accordance with law and the Bylaws of Arrestage International, Inc. on and that such resolution is now in full force and effect.

RESOLVED, that a meeting of the Board of the Company be held for the purpose of approving the adoption of this proposal (the “Special Meeting”) at such date, time and place as the Board deems to be appropriate;

RESOLVED, that the Board be, and each of them hereby is, authorized and empowered to approve such proposal as listed herein;

HEREBY, it is now resolved by unanimous consent of the acting Board of Directors of Company, that the above mentioned Bylaw Addendum, as well as the other provisions listed within as Resolutions, be added to the By-Laws and be adopted on this day.

/s/ GARY CROFT

MR. GARY CROFT

/s/ KIMBERLY SHAPIRO

MS. KIMBERLY SHAPIRO

 /s/ PHILIP NUCIOLA III

MR. PHILIP NUCIOLA III

 /s/ ROY SHAPIRO

DR. ROY SHAPIRO

 /s/ PHILIP WEISMAN

MR. PHILIP WEISMAN